Exhibit 10.6

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 to Employment Agreement, (the "Amendment"), is entered between Audio Products International Corp., an Ontario Corporation, (the "Employer"), and Oscar Bernardo, (the "Employee"), and together with Employer, the "Parties", and each, a "Party".  WHEREAS, the Parties have entered into an Employment Agreement, dated August 8, 2006, as amended first on July 1, 2009 and amended for a second time on March 1, 2011, and as otherwise modified from time to time by mutually agreed Employee Change Authorization (ECA) documents, or other documents, including for purposes such as changing employee’s rate of pay, job title and duties (the "Existing Agreement"); and WHEREAS, due to the suddenly and dramatically changed economic conditions caused by the Covid-19 pandemic and the Parties’ mutual desire for the Employer to continue to exist as a viable entity capable of continuing to employ Employee and others, the Parties hereto desire to amend the Existing Agreement to decrease Employee’s salary beginning upon the Effective Date, on the terms and subject to the conditions set forth herein; NOW, THEREFORE, in consideration of the foregoing and the Employee’s continued employment with the Employer subject to the remaining terms of the Existing Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2.Amendments to the Existing Agreement. As of the Effective Date of Monday, April 6, 2020, the Existing Agreement is hereby amended or modified as follows:

(a) Section 2.1 of the Existing Agreement is hereby deleted and replaced with the following language:

Commencing with Employee’s labor performed beginning on Monday, April 6, 2020, the Employee shall, during the Employment Period, be paid by the Employer and/or its Affiliates a base salary at an annual rate of CAD$340,000, subject to review and potential upward adjustment annually thereafter, which will be payable according to the Employer’s customary payroll practices.  The Chairman of KGI shall review the annual base salary for the purposes of determining whether an increase is merited.  Such review will be consistent with senior executives of Klipsch Group, Inc.

Any future restoration of the reduced base salary shall be in the sole discretion of the CEO of Voxx International Corp., following such CEO’s consideration of the performance of the financial health of Voxx International Corp. and its subsidiaries, as a whole.

Notwithstanding same, the “Base Compensation” annual base salary rate to be utilized as part of the calculation of any Termination Pay due to the Employee shall be the annual base salary rate in effect immediately preceding this annual base salary rate change, CAD $425,000.00, until or unless any higher annual base salary rate is awarded the Employee.

3.Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date that it becomes signed by each Party below.

	Employer	Employee
Printed Name:	Paul Jacobs	Oscar Bernardo
Signature:	/s/ Paul Jacobs	/s/ Oscar Bernardo
Date:	April 6, 2020	April 6, 2020